Exhibit 10.2

Execution Version

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) is entered into to be effective as of the 13th day of June, 2023 (the “Effective Date”) by and between WraSer, LLC, a Mississippi limited liability company and Xspire Pharma, LLC, a Mississippi limited liability company (collectively, the “Operating Company”) and Blue Water Biotech, Inc., a Delaware corporation (“Manager”) (each of Operating Company and Manager individually a “Party” and collectively the “Parties”).

Recitals

A.  Concurrently with this Agreement, Operating Company and Manager are entering into that certain Asset Purchase Agreement (the “APA”) pursuant to which the Operating Company is selling substantially all of its assets to the Manager;

B.  In order to facilitate a transition of operational and financial responsibilities from the Operating Company to Manager in a manner which will ensure the continued operation of the Product Business between the Effective Date and the Closing Date in compliance with applicable law, Operating Company and Manager desire to document the terms and conditions on which Manager will manage the Product Business after the Effective Date until the Closing Date; and

C.  Capitalized terms not defined herein shall have the meanings set forth in the APA.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, terms, conditions, covenants and mutual conditions contained in this Agreement, and in recognition and acknowledgement of the introduction, definitions and recitals above, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1

Effect of Recitals

1.1  The foregoing Recitals are true and correct and are made an integral part of this Agreement as though fully set forth and incorporated herein.

Section 2

Appointment of Manager and Relationship of the Parties

2.1  Appointment. Operating Company hereby appoints Manager, and Manager accepts such appointment, to act as the sole and exclusive provider of Management Services for Operating Company. Manager shall have the power and authority reasonably necessary to fulfill the requirements of its appointment, subject to the terms and conditions of this Agreement. Operating Company shall not, during the Term of this Agreement (as defined in Section 11.1 herein), appoint, hire, or retain any other person or entity to provide any Management Services and consistent with Section 2.3.4 of the APA.

2.2  Compliance With Laws. Manager and Operating Company shall carry out their respective duties and obligations under this Agreement in compliance with all applicable Federal, state and local statutes, laws, rules, and regulations, as well as with all applicable and valid policies, rulings, zoning or other classifications, interpretations, guidelines, circulars, judgments, orders, decrees or other directives or advice of any kind of any governmental authority, agency or instrumentality (individually and collectively, “Law” or “Laws”).

2.3  Independent Contractor Relationship. Nothing in this Agreement is intended and nothing shall be construed to create an employer-employee, partnership, joint-venture, or agency relationship between Operating Company and Manager. It is expressly understood that Manager is hereby retained by Operating Company as an independent contractor to provide certain services to Operating Company on behalf of Operating Company. Manager and Operating Company acknowledge that each of such Party shall be solely responsible for their own obligations under all Laws pertaining to employment taxes, income withholding, unemployment insurance and other employment-related laws applicable to that Party, and each will indemnify and hold the other harmless from any and all loss or liability arising with respect to such matters.

Section 3

Services To Be Provided By Manager

3.1  Performance of Management Services Functions, Duties, and Services; Expense Classifications. Manager shall provide or arrange for the functions, duties and services set forth below in this Section 3 (collectively, the “Management Services”). Manager is hereby expressly authorized to perform the Management Services in whatever manner it deems reasonably appropriate to meet the business needs of Operating Company, subject to any limitations on such performance set forth in this Agreement and shall cause Operating Company to maintain regulatory and risk compliance practices at least as stringent as were maintained immediately prior to the Effective Date.

3.2  Management Services-General. Operating Company hereby engages exclusively the Manager to manage, supervise and administer all aspects of Operating Company’s business affairs, except as otherwise prohibited by applicable Laws or limited or restricted by this Agreement. Without in any manner limiting the foregoing, but subject to various other limitations described herein, Manager shall, in accordance with the terms and conditions of this Agreement, have the power and authority to take any and all actions reasonably necessary or advisable to manage and conduct the business affairs of Operating Company.

3.3  Day-to-Day Supervision and Conduct of Operating Company Operations. Subject to the provisions in Section 2 herein, Manager shall supervise and be responsible for the conduct of the general day-to-day, operations of Operating Company and Product Business, including marketing and selling the Products.

3.4  Back Office Support. Manager shall provide such routine, “back office” Management Services on behalf of Operating Company as shall be necessary to operate the day-to-day business of Operating Company, including, without limitation, human resources and staffing, payroll, accounting, finance, operational management, insurance, billing and collections, management of information systems, the maintenance of bank accounts in the name of Operating Company, and such other administrative matters that shall arise from time to time.

3.5  Billing and Collections.

3.5.1  Manager shall cause Operating Company to continue its routine billing, bill processing, and invoice collection under Operating Company’s name and identification numbers, as applicable, for all Products sold and services and items in connection with the rendering of the Product Business or otherwise in connection with Operating Company’s business. The bill processing and fee collection components shall be subject to the bank account methodologies and other matters related to billing and collection as set forth in Section 5 herein.

3.5.2  Manager shall cause Operating Company to adhere to any Operating Company policies and procedures approved by Operating Company pertaining to pricing, credit, refunds, warranties, invoice collection, discounts and bad debt to the extent authorized by applicable Laws.

3.6  Operating Company Obligations Payments; Cash Management. Manager shall cause Operating Company to administer the payment of payroll, trade accounts, monthly interest expense owed to Valley National Bank, taxes and all other obligations of Operating Company arising out of the Product Business or otherwise, and shall maintain Operating Company’s accounts and checkbooks for such purposes. Manager shall provide cash management services to Operating Company and shall cause Operating Company to handle and execute the payment of Operating Company Expenses. The funds for such payments shall be from existing cash resources and Operating Company Collections (as that term is defined in Section 5 herein), deposited into the bank account system described in Section 5 herein or to the extent existing cash resources and proceeds of Operating Company Collections are unavailable, payment of such amounts will be funded by the Manager.

3.7  Bookkeeping and Accounting. Manager will cause Operating Company to perform its normal bookkeeping and accounting functions , and will provide reasonably detailed monthly and annual financial statements (including balance sheets, income statements, cash flow analyses, and an accounts receivable aging report) to Owners in accordance with the manner and form Operating Company normally keeps books and records. Manager shall cause Operating Company to timely prepare and submit, as an Operating Company Expense, annual state and federal tax returns on a timely basis.

3.8  Business Records and Statements; Information Technology.

3.8.1  Manager shall supervise and cause Operating Company to maintain and administer all Operating Company business-related records and financial systems and files relating to the operation of Operating Company, including, but not limited to, accounting and billing/collection records. Manager shall cause Operating Company to maintain accounting procedures, controls and systems for the development, preparation and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of Operating Company, including, without limitation, data processing, tracking and record-keeping related to the Product Services rendered and billed by Operating Company, along with all costs incurred and monies collected.

3.8.2  Manager shall cause Operating Company to maintain information technology systems for use by Operating Company.

3.9  Operating Company and Manager Personnel. Operating Company shall, at all times, be the sole employer or engager of its current employees. Manager shall cause Operating Company to administer the payment of all salaries and other remuneration, including the payment of all applicable Federal, state, or local withholding or occupational taxes, social security taxes, unemployment compensation or workers’ compensation contributions, vacation pay, sick leave, retirement benefits or any other payments for or on behalf of the Operating Company employees, with all such payments being an Operating Company Expense. Manager, as an Operating Company Expense, shall also cause Operating Company to administer the payment of all fees owed to any regulatory authority, including all licensure fees and other expenses attributable solely to the maintenance of the licensure of Operating Company.

3.10  Establishment of Product Prices. Manager shall cause Operating Company to maintain reasonable fees, charges, premiums or other amounts to be charged by Operating Company for the Products or otherwise in connection with Operating Company’s business that are consistent with past practice and compliant with all contractual arrangements.

3.11  Licenses and Permits. Manager shall provide support, advice, and assistance to Operating Company in connection with Operating Company maintaining, as an Operating Company Expense, all licenses and permits required by Laws and deemed necessary by mutual agreement of Operating Company and Manager.

3.12  Regulatory and Risk Compliance Assistance. Manager shall support Operating Company’s regulatory compliance and risk management/ compliance policies and procedures and programs and shall cause Operating Company to maintain regulatory and risk compliance consistent with past practice.

3.13  Technical, Consulting, and Professional Services. Manager shall cause Operating Company to secure such specialized technical, consulting, and professional services (including without limitation legal, financial, accounting, regulatory, compliance or other advisors) as Manager may reasonably deem necessary to advise or represent Operating Company in connection with any matter involving or arising out of the operation or conduct of Operating Company and Product Business. Such services shall be Operating Company Expenses.

3.14  Litigation. Manager shall assist Operating Company in the commencement and management of any litigation on behalf of and in the name of Operating Company, whether as a defendant or any other capacity, but subject to the approval, supervision and control of Owners

3.15  Insurance Assistance. Manager shall cause Operating Company to maintain its current insurance coverages consistent with past practice. All of Operating Company’s insurance coverage, of any type, shall be an Operating Company Expense.

3.16  Contract Negotiation and Implementation. Manager will consult with and advise Operating Company on, and will negotiate, all amendments and terminations of contractual arrangements that are necessary or advisable for Operating Company’s business during the Term, subject to approval of the Owners.

3.17  Operating Company Facilities. Operating Company shall remain the tenant under all real estate leases for Operating Company Facilities that it currently maintains. Operating Company shall be responsible, as an Operating Company Expense, for all payments due under the leases for Operating Company Facilities.

3.18  Working Capital. Manager shall from time to time advance working capital to the Operating Company, as determined in the sole discretion of Manager. Any such advances shall be subject to the requirements of Section 5.3 herein.

3.19  2022 Audit. Manager will oversee and cover the cost of the audit of the Operating Company’s/Parent’s 2022 financial statements, as an Operating Company Expense. Operating Company will use commercially reasonable efforts for contract controller, contract CFO and three full-time accounting employees to remain engaged with Operating Company through the completion of the audit, at a minimum. Operating Company contract CFO will be the primary point of contact and relationship manager with the engaged auditing firm conducting the audit of the Operating Company/Parent’s 2022 financial statements. Operating Company, at the direction of Manager, will use commercially reasonable efforts cause the audit to be completed within 75 days of the Effective Date of the APA. Personnel expenses incurred in relation to the Operating Company/Parent’s 2022 audit will be Operating Company Expense. Manager will provide resources as necessary to assist in the completion of the Operating Company/Parent’s 2022 audit.

Section 4

Covenants, Obligations and Responsibilities of Operating Company

4.1  Organization and Operation. As a continuing condition of Manager’s obligations under this Agreement, Operating Company shall at all times during the Term be and remain legally organized to operate the Product Business in a manner consistent with all applicable Laws. Operating Company shall fully cooperate with Manager in the conduct of Management Services.

4.2  Required Notifications By Operating Company. Without limiting any other notification or reporting obligations in this Agreement, Operating Company shall provide notifications to Manager as set forth in this Section 4.2.

4.2.1  Operating Company shall immediately notify Manager (i) upon the suspension, revocation or other restriction of a state license necessary for Operating Company to operate the Product Business; or (ii) if any other action is taken by any state or Federal government agency or other body that would adversely impact the ability of Operating Company to fulfill its obligations under this Agreement.

4.2.2  Operating Company shall immediately notify Manager as soon as reasonably possible, but no later than five (5) business days (i) upon Operating Company becoming aware of any state or Federal agency or other government agency or body proceeding or investigation of Operating Company, of any individual or entity which has a direct or indirect ownership interest in the Operating Company (individually and collectively “Owners”), of any Operating Company officer or of any other Operating Company employee or contractor, if such disclosure is not prohibited by any Laws and, (ii) to the extent not addressed in this Section, or if not addressed above, any violation of an Operating Company representation and/or covenant set forth in this Agreement.

4.3  Corporate Existence and Certain Operating Company Actions. Operating Company shall not merge or consolidate with any other entity or individual or liquidate or dissolve or wind-up Operating Company’s affairs, or enter into any partnerships, joint ventures or sale-leaseback transaction or purchase or otherwise acquire (in a single or a series of transactions) any part of the property or assets of any other person or entity, nor will Manager cause Operating Company to do any of the foregoing. Operating Company shall not (i) redeem any equity securities of the Operating Company, (ii) encumber any assets of the Operating Company, (iii) borrow, guaranty or otherwise incur indebtedness of any type, (iv) declare or make any distributions of cash or other property, (v) make any loans, (vi) file for bankruptcy or (vii) except as otherwise provided herein or in any other agreements between the parties hereto with respect to the Operating Company’s supervision and control of the selection, compensation, terms, conditions, obligations or privileges of employment or retention of the employees of the Operating Company, enter into any transaction, contract or agreement with any affiliate of the Operating Company, to the extent any of these actions impairs the ability of the Operating Company to pay its obligations under this Agreement, nor will Manager cause Operating Company to do any of the foregoing.

Section 5

Financial Arrangements and Related Fiscal Matters

5.1  Operating Company Collections, Gross Collections, and Payments. Manager shall cause all of the Operating Company’s cash collections from any source whatsoever for the Operating Company’s operation of the Product Business and from the Operating Company’s provision of any other any other items, services to Operating Company customers (collectively, “Operating Company Collections”), and all other funds received by the Operating Company, including but not limited to refunds, settlements, and any insurance proceeds (collectively with the Operating Company Collections, “Gross Operating Company Collections”) to be allocated and paid by Operating Company as follows:

5.1.1   First, all Operating Company Expenses when they are due and owing. “Operating Company Expenses” as used in this Agreement means (i) those items designated as Operating Company Expenses in Section 3 and as may be designated elsewhere in this Agreement, (including, without limitation, the cost of all compensation and benefits to all Operating Company employees) and (ii) any accounts payable or amounts otherwise due and owing to third parties that arise in the ordinary course of business consistent with past practice.

5.1.2  Next, any and all remaining Gross Operating Company Collections shall be maintained in Operating Company Bank Account and available, as necessary, to cover future Operating Company obligations under this Agreement.

5.2  Operating Company Bank Account. The Operating Company has bank accounts at financial institutions in the name of the Operating Company (“Operating Company Bank Account”) for the deposit of all Gross Operating Company Collections. All Gross Operating Company Collections shall be deposited into the Operating Company Bank Account, and all such proceeds received by the Operating Company shall be deemed for all purposes to be held for the benefit of Manager. Upon the expiration of the Term of this Agreement, Operating Company shall disburse the balance of the Operating Company Bank Account in accordance with the APA.

5.3  Insufficient Funds. Should there be insufficient funds at any time to cover any payments, obligations, expenses, or liabilities then due and owing from the Operating Company to any third party after the Effective Date, including but not limited to Operating Company Expenses, then Manager shall advance to the Operating Company any or all of the funds necessary to cover such amounts, which advances shall be repaid by the Operating Company as and when the Operating Company has funds available to make such payments during the Term. The Operating Company hereby specifically authorizes Manager to withdraw funds from the Operating Company Bank Account as they become available to repay Manager for any and all such advances made pursuant to this Section 5.3 (the “Outstanding Amounts and Advances”). Upon expiration of this Agreement, the Outstanding Amount and Advances shall be paid from funds in the Operating Company Bank Account after payment of the Cash Sweep and Accounts Receivable Target of Seller or, if such funds are not sufficient to pay such Outstanding Amounts and Advances, such remaining Outstanding Amounts and Advances will be considered an increase to the Purchase Price under the APA for tax purposes.

Section 6

Insurance

As an Operating Company Expense, Operating Company shall obtain and maintain with commercial carriers insurance policies covering Operating Company at coverage levels that it historically maintained.

Section 7

Manager’s Confidential Information

In the course of fulfilling their obligations under this Agreement, Operating Company, its Owners, and their employees, agents, representatives, and independent contractors may be exposed to or have access to confidential information concerning the management, structure, marketing and general operations of Manager, all of which is proprietary “trade secret” information belonging to Manager, and the disclosure of which would cause irreparable injury to Manager and would impair its goodwill and competitive position. Therefore, Operating Company covenants and agrees that it (and its Owners, employees, agents, representatives, and independent contractors) will at all times keep confidential and will not at any time, except with the prior written consent of Manager or unless otherwise required by Laws or in undertaking Operating Company’s duties under this Agreement, directly or indirectly, communicate or disclose or use for their benefit or the benefit of any person or entity other than Manager, any trade secrets or confidential or proprietary information of Manager, including but not limited to, technical know-how, processes, designs, drawings, vendor lists, fees, data, reports, records, plans, policies, applications, or other documents, or any information which is not in the public domain concerning the assets, liabilities, business, operations and/or prospects of Manager, and that they will also use their respective commercially reasonable efforts to prevent any unauthorized disclosure by others. The confidentiality obligations established under this Section 7 shall survive the termination of this Agreement.

Section 8

Representations and Covenants of the Manager

8.1  Representations and Covenants of Manager. Manager represents and warrants to Operating Company as follows:

8.1.1  Manager is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to do business in the State of Mississippi.

8.1.2  Manager has all necessary power to own all of its properties and assets and to carry on its business as now being conducted and as contemplated by the Parties.

8.1.3  Manager has the authority to execute, deliver and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement.

8.1.4  Manager has taken all action required by its certificate of incorporation and bylaws, and otherwise, to authorize the execution, delivery and performance of this Agreement and related documents.

8.1.5  The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated by this Agreement, shall not, violate any provisions of the certificate of incorporation and bylaws of Manager or any agreement, instrument, order, arbitration award, judgment or decree, to which Manager is a party, or by which it is bound, which would adversely affect the ability of Manager to perform its obligations under this Agreement.

8.1.6  This Agreement has been duly executed and delivered by Manager and constitutes the legal, valid and binding obligation of Manager, enforceable in accordance with its terms.

Section 9

Representation and Covenants of the Operating Company

9.1  Representations and Covenants of Operating Company. Operating Company represents and warrants to Manager the following:

9.1.1  Operating Company is each a Mississippi limited liability company duly formed, validly existing and its status is active under the laws of the State of Mississippi.

9.1.2  Operating Company has all necessary power to own all of its properties and assets and to carry on its business as contemplated by the Parties.

9.1.3  Operating Company has the authority to execute, deliver and perform this Agreement and all other agreements and documents executed and delivered by it pursuant to this Agreement.

9.1.4  Operating Company has taken all action required by law, its articles of organization and operating agreement (or other organizational documents) and otherwise to authorize the execution, delivery and performance of this Agreement and related documents.

9.1.5  The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated by this Agreement, shall not, violate any provisions of the articles of organization or operating agreement (or other organizational documents) of Operating Company or any agreement, instrument, order, arbitration award, judgment or decree, to which Operating Company is a party, or by which it is bound.

9.1.6  This Agreement has been duly executed and delivered by Operating Company and constitutes the legal, valid and binding obligation of Operating Company, enforceable in accordance with its terms.

Section 10

Indemnification

10.1  Indemnification by Manager. Manager hereby agrees to indemnify, defend, and hold Operating Company harmless from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including court costs, reasonable attorneys’ and consultancy fees), arising, directly or indirectly, in whole or in part, out of Manager’s fraud or willful misconduct in its performance of this Agreement, subject to Manager’s limitation of liability set forth in Section 10.2 below. Manager shall immediately notify Operating Company of any lawsuits or actions, or any threat thereof, against Manager or Operating Company that may become known to Manager.

10.2  Limitation of Manager’s Liability. Manager shall not be liable to Operating Company, nor shall it be deemed in breach of its obligations hereunder, in the absence of Manager’s fraud or willful misconduct. Manager’s sole responsibility with respect to errors and/or omissions that occur is to correct such errors without additional cost to Operating Company upon receipt of notice thereof. In no event shall Manager be liable to Operating Company for lost profits or incidental or consequential damages or for any amount in excess of aggregate fees (if any) paid by Operating Company to Manager, it being understood and agreed that Operating Company hereby expressly waives any and all claims against Manager for any loss, cost, damages or liability that may be incurred by Operating Company as a result of Manager’s acts or failures to act hereunder in excess of such amounts. Manager shall have no liability for the (i) inability of third parties or systems beyond the control of Manager to accurately process data, or (ii) transmission to Manager of inaccurate data by Operating Company or any third party.

Section 11

Term

11.1  Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the Closing Date (the “Term”).

11.2  Effects of Expiration of the Term. Prior to the Closing Date, an accounting shall be made by each Party of monies which may be due and owing the other and payment shall be forthcoming to settle any such balance as of the Closing Date.

Section 12

Miscellaneous Provisions

12.1  Assignment; Successors. Operating Company and Manager may not assign, delegate, transfer, or otherwise convey this Agreement or any part thereof to a third party without the other Party’s written consent; provided, however, that Operating Company may assign all or any portion of its rights hereunder to one or more of its secured creditors without the prior written consent of Manager. All of the provisions herein contained shall be binding upon and inure to the benefit of the respective successors of Operating Company and Manager to the same extent as if each successor were in each case named as a party to this Agreement.

12.2  No Third Party Beneficiaries. This Agreement shall not be construed to create any third party beneficiaries, except that Parent shall be a direct third party beneficiary of Operating Company’s obligations hereunder and shall have the right to enforce this Agreement as such.

12.3  Headings. The headings to the various sections of this Agreement have been inserted for convenience of reference only, and shall not modify, define, limit or expand the provisions of this Agreement.

12.4  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and any such counterparts shall together constitute but one and the same Agreement.

12.5  Severability; Effect of Invalidity. If any part of this Agreement is determined to be invalid, illegal, inoperative, or contrary to Laws or professional ethics, the part shall be reformed, if possible, to conform to Laws and ethics; the remaining parts of this Agreement shall be fully effective and operative to the extent reasonably possible. If any restriction contained in this Agreement is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and the remaining restrictions shall be enforced independently of each other. In the event any Laws, now existing or enacted or promulgated after the date of this Agreement, are interpreted by judicial decision, a governmental regulatory agency, or legal counsel of Operating Company or Manager to indicate that the structure of this Agreement may be in violation of any Laws, the Parties shall amend this Agreement to the maximum extent possible to preserve the underlying financial arrangements among the Parties. If an amendment is not possible, the Parties shall terminate this Agreement.

12.6  Amendments. Any amendments to this Agreement shall be in writing and signed by Operating Company and Manager.

12.7  Waiver of Agreement Provisions. No provision of this Agreement shall be deemed waived unless evidenced by a written document signed by an authorized officer or agent of Operating Company and Manager. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision of this Agreement

12.8  Force Majeure. No Party shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes, epidemics, pandemics, government restrictions or other work interruptions by either Party’s employees, or any similar or dissimilar cause beyond the reasonable control of any Party, provided that it shall be the responsibility of such Party to take reasonable measures to eliminate such cause and recommence performance as quickly as possible.

12.9  Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersede any other agreements or understandings, written or verbal, that the Parties hereto have had with respect to such subject matter.

12.10  Governing Law. This Agreement shall in all respects be fully performed in the State of Delaware, and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions thereof.

12.11  Authority. Each signatory to this Agreement represents and warrants that he/she possesses all necessary capacity and authority to act for, sign, and bind the respective Party entity on whose behalf he/she is signing.

12.12  Notice. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; or (c) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Notice to Operating Company shall be to the following person and address: 5550 W. Executive Drive, Suite 230, Tampa, Florida 33609. Notice to Manager shall be to the following person and address: 201 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202. Or, notice may go to such other person and address as either Party may designate in writing.

12.13  Surviving Obligations. Notwithstanding any expiration or other termination of the Term hereof for any reason, the provisions of the following sections of this Agreement, and any other provision of this Agreement which by its terms is clearly intended to survive termination of this Agreement shall so survive.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

OPERATING COMPANY		MANAGER

Wraser, LLC and Xspire Pharma, LLC, each a		Blue Water Biotech, Inc., a
Mississippi limited liability company		Delaware corporation

By:	/s/ Robert Cunard	By:	/s/ Joseph Hernandez
Name:	Robert Cunard	Name:	Joseph Hernandez
Its:	Vice President	Its:	Chief Executive Officer
Date:	6/13/2023	Date:	June 13, 2023